                                                                   EXHIBIT 10(a)


                                   AGREEMENT

                    CONCERNING THE EXCHANGE OF COMMON STOCK

                                    BETWEEN

                           TEXAS EQUIPMENT CO.,  INC.

                                      AND

                         MARINEX MULTIMEDIA CORPORATION


                                     INDEX


ARTICLE I        -      EXCHANGE OF SECURITIES ......................    6

 1.1        -    Issuance of Shares .................................    6
 1.2        -    Exemption from Registration ........................    6
 1.3        -    Covenants Not to Compete ...........................    6
 1.4        -    Assignment of Copyrights ...........................    6
 1.5        -    Reservation of Shares ..............................    6
 1.6        -    ReConstitution of Board; Resignation of Officers and
            -    Directors ..........................................    7
 1.7        -    Proceeds of Marinex ................................    7
 1.8        -    Rights of Registration .............................    7
 1.9        -    Agreement Binding Upon Shareholders ................    8
 1.10       -    Operation of Marinex - New York ....................    8
 1.11       -    Employment Agreements of Braun and Platkin;
                 Option to Acquire Additional Interest in
                  Marinex - New York ................................    8
 1.12       -    Employee Stock Options .............................   10

ARTICLE II  -    REPRESENTATIONS AND WARRANTIES
                      OF TEXAS EQUIPMENT ..............................  10
  2.1       -    Organization .........................................  10
  2.2       -    Capital ..............................................  11
  2.3       -    Subsidiaries .........................................  11
  2.4       -    Directors and Officers ...............................  11
  2.5       -    Financial Statements .................................  11
  2.6       -    Absence of Changes ...................................  13
  2.7       -    Absence of Undisclosed Liabilities ...................  13
  2.8       -    Tax Returns ..........................................  13
  2.9       -    Investigation of Financial Condition .................  13
  2.10      -    Patents, Trade Names and Rights ......................  14
  2.11      -    Compliance with Laws .................................  14
  2.12      -    Litigation ...........................................  14
  2.13      -    Authority ............................................  14
  2.14      -    Ability to Carry Out Obligations .....................  14
  2.15      -    Full Disclosure ......................................  15
  2.16      -    Assets ...............................................  15
  2.17      -    Material Contracts; John Deere & Company .............  15
  2.18      -    Indemnification of Officers and Directors ............  15
  2.19      -    Retention of Public Relations Firm ...................  16
  2.20      -    Additional Warranties of Texas Equipment .............  16

ARTICLE III      -     REPRESENTATIONS AND WARRANTIES
                       OF MARINEX .....................................  16

 3.1        -    Organization .........................................  16
 3.2        -    Capital ..............................................  17
 3.3        -    Subsidiaries .........................................  17
 3.4        -    Directors and Officers ...............................  18
 3.5        -    Financial Statements .................................  18
 3.6        -    Updated Financial Statements .........................  18
 3.7        -    Absence of Undisclosed Liabilities ...................  18
 3.8        -    Tax Returns ..........................................  18
 3.9        -    Investigation of Financial Condition .................  19
 3.10       -    Patents, Trade Names and Rights ......................  19
 3.11       -    Compliance with Laws .................................  19
 3.12       -    Litigation ...........................................  19
 3.13       -    Authority ............................................  19
 3.14       -    Ability to Carry Out Obligations .....................  19
 3.15       -    Full Disclosure ......................................  20
 3.16       -    Assets ...............................................  20
 3.17       -    Material Contracts ...................................  20
 3.18       -    Market for Company Stock .............................  20

 3.19       -    Registration of Shares ..............................   20
 3.20       -    Additional Warranties of Marinex ....................   21

ARTICLE IV       -      REPRESENTATIONS AND WARRANTIES
                        OF TEXAS EQUIPMENT  SHAREHOLDERS .............   21

 4.1        -    Share Ownership .....................................   21
 4.2        -    Investment Intent ...................................   22
 4.3        -    Legend ..............................................   23

ARTICLE V        -      COVENANTS ...................................    23

 5.1        -    Investigative Rights ...............................    23
 5.2        -    Conduct of Business ................................    23

ARTICLE VI       -      CONDITIONS PRECEDENT TO MARINEX'S
                        PERFORMANCE .................................    23

 6.1        -    Conditions .........................................    23
 6.2        -    Accuracy of Representations ........................    24
 6.3        -    Performance ........................................    24
 6.4        -    Absence of Litigation ..............................    24
 6.5        -    Officer's Certificate ..............................    24
 6.6        -    Legal Opinion ......................................    24
 6.7        -    Auditor's Opinion ..................................    24

ARTICLE VII      -      CONDITIONS PRECEDENT TO TEXAS
                        EQUIPMENT'S PERFORMANCE .....................    24

 7.1        -    Conditions .........................................    24
 7.2        -    Accuracy of Representations ........................    25
 7.3        -    Performance ........................................    25
 7.4        -    Absence of Litigation ..............................    25
 7.5        -    Current Status .....................................    25
 7.6        -    Directors of  Marinex ..............................    25
 7.7        -    Officers of Marinex ................................    25
 7.8        -    Assets of Marinex ..................................    26
 7.9        -    Officer's Certificate ..............................    26
 7.10       -    Legal Opinion ......................................    26

ARTICLE VIII     -      CLOSING .....................................    26

 8.1        -    Closing ............................................    26

ARTICLE IX       -         MISCELLANEOUS .............................   27

 9.1     -       Captions and Headings  ..............................   27
 9.2     -       No Oral Change ......................................   27
 9.3     -       Non-Waiver ..........................................   27
 9.4     -       Time of Essence .....................................   27
 9.5     -       Entire Agreement ....................................   27
 9.6     -       Choice of Law .......................................   27
 9.7     -       Counterparts ........................................   28
 9.8     -       Notices .............................................   28
 9.9     -       Binding Effect ......................................   28
 9.10    -       Mutual Cooperation ..................................   28
 9.11    -       Brokers .............................................   28
 9.12    -       Announcements .......................................   28
 9.13    -       Expenses ............................................   29
 9.14    -       Survival of Representations and                         29
                 Warranties ..........................................   29
 9.15    -       Exhibits ............................................   29
         -       Signatures ..........................................   29

                                   AGREEMENT



        THIS AGREEMENT made this 17th day of September, 1996, by and between MARINEX MULTIMEDIA CORPORATION, a Nevada corporation ("Marinex" or "Marinex Nevada"), and TEXAS EQUIPMENT CO., INC., a Texas Corporation ("Texas Equipment").

        WHEREAS, Marinex desires to acquire all of the shares of common stock of Texas Equipment in exchange for an aggregate of 16,850,000 authorized but unissued shares of the common stock of Marinex, par value $0.001;

        WHEREAS, Texas Equipment is a privately held Texas corporation engaged in the retail distribution of farm equipment, with all its issued and outstanding shares being held in equal amounts by the three children of its founder, Mr. Paul Condit;

        WHEREAS, Marinex is a publicly held company (NASD Bulletin Board symbol "MRNX") having become public by a transaction in February, 1996. Marinex has one subsidiary, Marinex Multimedia Corp., a New York corporation, ("Marinex -New York") with offices in New York, New York;

        WHEREAS, all business operations and activities (other than those connected with the securities and corporate laws) are conducted through the New York subsidiary, which is engaged in the business of creation of digital content, including a CD-ROM-only magazine entitled "Trouble & Attitude"; a site on the world wide web known generally as "The Biz Entertainment CyberNetwork" (http://www/bizmag.com); and a site on the world wide web known generally as "The East Village" (http://www/eastvillage.com). The web site properties can also be accessed through Time-Warner's Pathfinder site. Thus, the public company remains a holding company without business operations whose sole asset is its ownership of the operating New York subsidiary. For clarity, the public holding company may be referred to as Marinex Nevada and the operating multimedia subsidiary will be referred to as Marinex New York; and

        WHEREAS, Texas Equipment desires to assist Marinex in acquiring all of the issued and outstanding shares of Texas Equipment pursuant to the terms of this Agreement.

             NOW, THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, THE PARTIES AGREE AS FOLLOWS:

                                   ARTICLE I

                             EXCHANGE OF SECURITIES

             1.1 Issuance of Shares. Subject to all the terms and conditions of this Agreement, Marinex agrees to exchange 16,850,000 fully paid and nonassessable unregistered shares of its $0.001 par value common stock ("Marinex Shares") in exchange for all of the shares of Texas Equipment, including all issued and outstanding common stock of Texas Equipment. Marinex Shares shall be exchanged pro rata for the Shares of Texas Equipment held by the existing Shareholders, whose names are set forth in Exhibit 1.1A hereto. The Marinex Shares will be issued directly to holders of the Texas Equipment Shares on the Closing Date.

             1.2 Exemption from Registration. The parties hereto intend that the Marinex Shares to be issued to the holders of the Texas Equipment Shares shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), pursuant to Section 4(2) of the Act and the rules and regulations promulgated thereunder.

             1.3 Covenants Not To Compete. At closing, Marinex shall enter into a binding covenants not to compete with Mr. Charles Platkin and Mr. Jonathan Braun, the current executive officers of Marinex, the terms of which shall bar the Employee from engaging in a business that directly competes with the farm equipment distribution business of the Company, within the continental United States and Mexico, for a period of at least twenty four months from the date of acquisition.

             1.4 Assignment of Copyrights. To the best of its knowledge, Texas Equipment is not infringing upon or otherwise acting adversely to the right or claimed right of any person with respect to all copyrighted or trademarked material or other propriety or incorporeal rights, and products used in its business. The Company has not been notified that it is in violation of or infringing upon any third party's rights in or to any copyrighted or trademarked material.

             1.5 Reservation of Shares. The parties agree that an option for 250,000 common voting shares (in addition to the amount to be exchanged to Texas Equipment shareholders) at an option price of $1.00 shall be issued to the Company's counsel, Charles Barkley, Attorney at Law, 3001 Planters Walk Court, Charlotte, NC 28210-8025, or his designees, in consideration of attorneys fees and investment banking fees in connection with his assistance in the introduction, negotiation and structuring of the acquisition. The option shall be valid for a period of five years from the Closing Date. Upon payment of the exercise price of $1.00, the Company shall cause 250,000 shares to be issued from the authorized but unissued capital stock of the Company.
        The Company agrees to reserve sufficient shares at all times during the life of the option with which to fulfill its obligations hereunder. Neither party has engaged any other finders, consultants, or investment bankers with respect to the consummation of this Agreement.

        1.6 Reconstitution of Board; Resignation of Officers and Directors. At the Closing (contemplated to occur on or about September 13, 1996), the Board of Directors of the Company shall consist of three board members of which two board members will be designees of Texas Equipment and one designee of Platkin and Braun or designee for a minimum of two years. A resolution will also be submitted for shareholder approval which provides, among other things, for a nine member board of directors of which the Texas Equipment shareholders agree to vote for three designees appointed by Braun and Platkin and Braun and Platkin agree to vote for the designees of Texas Equipment for the remaining board seats.

             Contemporaneously with the acquisition, the remaining officers, directors, counsel and accountants for Marinex shall tender their resignations, from all capacities, of the Company. The existing Directors shall appoint successors at the direction of Texas Equipment's shareholders and then shall immediately resign. All existing officers of Marinex shall tender their resignations, from all capacities, and the newly appointed Directors shall appoint new officers.

             1.7 Proceeds of Marinex. At closing, all existing current liabilities of Marinex Nevada shall be paid off and approximately $100,000 will be paid to existing noteholders, leaving cash assets of approximately $1.85 Million. The net cash on the date of closing will be divided equally between Marinex - Nevada and Marinex - New York for working capital purposes. If the amount available to Marinex - Nevada is less than $925,000 on the Closing Date, the Transaction may be canceled by the Shareholders of Texas Equipment. Closing proceeds shall be made payable to Texas Equipment Co., Inc.

           All funds are presently in accounts in the name of the Marinex - New York on a "seven day" CD rollover, which permits withdrawals without penalty each Friday. Closing shall be set so that the withdrawal may be conducted on Friday. The Officers of Marinex - New York shall present to Texas Equipment at closing either an irrevocable wire transfer instruction or an official, certified, or bank check in favor of Marinex
      - Nevada, or shall make such other transfer arrangements as permit the transfer of the funds without penalty.

           1.8 Rights of Registration. The parties respectively acknowledge the restrictions upon sale of private stock as provided for in Commission Rules 144 and 145.

             1.9 Agreement Binding Upon Shareholders. By accepting the shares of Marinex offered hereby, each Shareholder of Texas Equipment acknowledges the existence of this Agreement and covenants as follows:

             (a) that the terms and conditions of this Agreement are binding upon the Shareholder to the same extent as if the shareholder had been a signatory hereto;

             (b) that the shares of Marinex distributed to shareholder shall be appropriately legended;

             (c) the shareholder waives any dissenter's rights, rights of appraisal, or other remedies available under any applicable state or federal law by reason of the acquisition contemplated hereunder;

             (d) the shareholder waives any rights or claims which might otherwise exist under any right of action for any shareholder derivative suit, claims of corporate mismanagement, malfeasance, or negligence, claims for rescission, and any and all other claims against Texas Equipment, Marinex, and their respective officers, directors, accountants, attorneys and agents which result from the consummation of this Agreement.

             1.10 Operation of Marinex - New York. Marinex - New York will be governed after the acquisition under the guidance of a three member Board of Directors which shall include Mr. Charles S. Platkin, Mr. Jonathan Braun (or their designees) and a third member designated by Marinex - Nevada. Mr. Braun and Mr. Platkin shall continue in their respective capacities as officers of Marinex - New York subject to the employment provisions contained elsewhere herein.

                  Each member of the Board of Directors of Marinex New York will be elected for a five year term or the longest period permitted by law, which may not be altered except upon exercise of the options and voting trusts to Messrs. Braun and Platkin as set forth herein.

             1.11 Employment Agreements of Braun and Platkin; Option to Acquire Additional Interest in Marinex - New York. Jonathan Braun and Charles
        S. Platkin presently have extensive Employment Agreements with Marinex
        - Nevada. Braun and Platkin hereby agree to cancel, release and waive all remaining rights under those Employment Agreements. Management and control of Marinex - Nevada shall be conferred initially upon the designees of Texas Equipment and thereafter in accordance with the votes of the shareholders. In addition, Messrs. Braun and Platkin will execute covenants not to compete as contained in 1.3.

             In further consideration of the cancellation of the Employment Agreements with the public, parent company, a stock option in the wholly owned subsidiary Marinex - New York will be issued to Mr. Jonathan Braun and Mr. Charles S. Platkin. This option will permit Messrs. Braun and Platkin to purchase 25% ownership each (for a total of 50%) in Marinex New York for an exercise price of $1.00. The option may be exercised, in the sole discretion of the Option holder, upon the happening of one or more of the following corporate events:

           (a) Bona Fide offer to purchase the interest of Braun and/or Platkin or any sale of an interest in excess of 10% in Marinex New York;

           (b) Bankruptcy, insolvency, receivership, dissolution or liquidation of Texas Equipment or any other action under which Texas Equipment seeks legal or equitable relief from its creditors;

             (c) Reorganization, recombination, declaration of a stock dividend of Marinex - New York stock by Marinex - Nevada;

             (d) Sale or spin out of either subsidiary;

             (e) Merger under which control of Marinex - Nevada is changed or acquisition under which shares totaling more than 25% of the outstanding stock of Marinex - Nevada is issued;

             (f) Any event which requires approval of 2/3 or more of the shareholders of the Company or which constitutes a fundamental change under Nevada corporate law, as amended;

             (g) Public offering of shares totaling 10% or more of Marinex - New York, including securities which convert into shares such as warrants, options, convertible debentures or debt instruments and other convertible securities.

             (h) Upon dilution of the holdings of the present Marinex - Nevada shareholders (as of the day before the Closing Date) by more than 20% during the first two years following the Closing Date (or a series of actions which, when combined, cause such dilution) which, unless the issuances were issued at no more than a 50% discount from the average bid price for the thirty day period prior to the issuance;

              (i) or any other similar event or occurrence that fundamentally alters the nature of the relationship between Braun and/or Platkin and the Company.

              Upon the options have been triggered by any of the above occurrences, then the Option shall remain open and exerciseable for a period of five years. For purposes of this paragraph, the shares issued pursuant to the existing options to Charles Barkley and pursuant to the Marinex Employees Stock Option Plan shall be excluded from the computations.

              In consideration of the cancellation of Employment Agreements as to Marinex Nevada, attached Employment Agreements will be executed by Marinex New York to Mr. Braun and Mr. Platkin under which Messrs. Braun and Platkin will serve Marinex - New York in capacities identical to those now served on behalf of Marinex - Nevada.

             Upon the exercise of the option by Messrs. Platkin and Braun, Marinex Nevada will enter into a voting trust agreement whereby all of the shares of Marinex - New York held by Marinex Nevada will be voted, in equal amounts, by Messrs. Braun and Platkin, or their designee, for 15 years (or the longest period allowed by law), renewable in ten year increments (or the longest period allowed by law).

        1.12 Employee Stock Options. The Company also agrees to maintain the existing employee stock option plan including the Company's obligation to register the shares and to provide for shares to fund the plan, up to 475,000 shares initially. The employee stock option plan is dedicated to existing Marinex employees, agents, consultants, actors and shareholders and includes an option price of $4.00 per share. Since all authorized but unissued shares presently available will be depleted in connection with the Transaction, Texas Equipment agrees to increase the authorized capital in an amount at least sufficient to fund the employee stock option shares. To the extent that shareholder permission is required to effect the stock option plan, then the Texas Equipment shareholders agree to vote all of their shares in favor of the adoption, ratification and/or continuation of the plan and to submit the matter to a vote of shareholders within 20 days of the Closing Date.


                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF TEXAS EQUIPMENT

             Texas Equipment hereby represents and warrants to Marinex that:

             2.1 Organization. Texas Equipment is a corporation duly organized on December 14, 1987, validly existing and in good standing under the laws of Texas, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

             2.2 Capital. The authorized capital stock of Texas Equipment consists solely of 100,000 of $ no par value common stock, of which 60,000 shares are issued and outstanding. Marinex shares will be issued prorata to the shareholders listed in the Shareholder's List which shall be included as an Exhibit to this Agreement. All of the issued and outstanding shares of Texas Equipment are duly and validly issued, fully paid and nonassessable. There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating Texas Equipment to issue or to transfer from treasury any additional shares of its capital stock of any class.

             2.3 Subsidiaries. Texas Equipment has no subsidiaries, affiliated companies or other associated entities and does not own any interest in any other enterprise. Texas Equipment shall become a wholly owned subsidiary of Marinex by exchanging all authorized, issued, and outstanding shares to Marinex in consideration of this Exchange Agreement.

             2.4 Directors and Officers. Exhibit 2.4 hereto contains the names and titles of all directors and officers of Texas Equipment as of the date of this Agreement. It is contemplated that the present officers and directors, auditors and agents of Texas Equipment will remain in their respective capacities subsequent to the Transaction.

             2.5 Financial Statements. Texas Equipment has not yet procured audited financial statements but that the firm of Killman, Murrel has been engaged to audit Texas Equipment. In lieu of audited financial statements, Texas Equipment has furnished unaudited statements for the years 1992 through 1995, a copy of which is incorporated herein by reference and included as Exhibit 2.5.

             Texas Equipment has engaged Killman, Murrell & Company, CPAs, of Odessa, Texas to prepare audited financial statements within the time allowed by Form 8-K in accordance with the requirements of Regulation S-X as promulgated by the Securities & Exchange Commission. At closing, Texas Equipment shall furnish a statement from the auditors to the effect that a sufficient examination has been conducted to determine that the financial statements of Texas Equipment are auditable and that they have no basis to believe that a materially adverse adjustment will be required to any of the unaudited financial statements previously furnished to Marinex.

             Texas Equipment management warrants that the figures fairly present the financial position of Texas Equipment as of the dates of the balance
                                       50
        sheets included in the financial statements and the results of operations for the periods indicated. The unaudited statement presented to Marinex management indicated, inter alia, December 31, 1995 figures as follows:


             Assets                    $ 8,518,611

             Stockholder's Equity        3,008,311

             Revenues                  $25,015,591

             Net After Tax Income          600,000.

             The parties acknowledge that the figures contained in four of the 1995 columns, assets, stockholder's equity, revenues or net income, have been relied upon by Marinex management and form a material aspect upon which the Transaction has been agreed upon. In the event that the audited figures (including adjustments required by Regulation S-X for financial statement presentation) for any of the four 1995 columns fall 10% or more below the represented figures, then the Texas Equipment shareholders agree to return shares on a pro rata basis to the Marinex treasury as follows. The actual percentage shortfall of the column with the greatest percentage difference shall be used. The excess shortfall shall be multiplied by the number of shares issued to Texas Equipment Shareholders. The product will equal the number of shares to be returned by Texas Equipment shareholders.

             Texas Equipment has also furnished internal unaudited accounting records as of July 31, 1996 indicating assets in excess of $10 Million and shareholder's equity of $3,988,000. The Company represents that it expects to be profitable in 1996 with revenues in excess of $25
        Million with net pretax income in excess of $1.7 Million. If the audited figures for the fiscal year ended December 31, 1996 exhibit a shortfall of greater than 10% for either revenues or earnings, additional shares will be returned to the treasury of the Company on the same basis as stated above. In making the computations, only the operational performance of Texas Equipment for the year ending December 31, 1996 will be considered and charges or losses related to Marinex Nevada or Marinex New York shall not be pooled or otherwise included.

             By way of example, if the largest shortfall in any column equals 15%, then the computations shall be determined as follows:

                    15%    (total shortfall of the column
                           with the largest percentage shortfall)
                   -10%    The permissible deviation from the submitted numbers
                   ----
                     5%    Impermissible difference

                   16,850,000  Shares issued
                       X  .05  Impermissible Difference
                   ----------
                      842,500  Shares to be returned to Treasury

             Thus, each Texas Equipment Shareholder would be required to return a prorata share of the number derived and each Texas Equipment Shareholder hereby agrees to authorize management to cancel a sufficient number of shares to effect the intents of this paragraph. There will be no shortfall, however, if the downward adjustment is matched by an upward adjustment greater than 10% in either the net income or stockholder's equity columns.

             All parties are aware that the financial statements presented would support the requirements for the listing of the Company's securities on the NASDAQ exchange and it is the intention of the parties to promptly file for such listing.

             2.6 Absence of Changes. Since the date of Texas Equipment's most recent financial statements included in Exhibit 2.5, there has not been any undisclosed changes in the financial condition or operations of Texas Equipment, except for changes in the ordinary course of business, which changes have not in the aggregate been materially adverse. Notwithstanding, a parcel of real estate has been reconveyed in anticipation of this Agreement.

             2.7 Absence of Undisclosed Liabilities. As of the date of Texas Equipment's most recent balance sheet included in Exhibit 2.5, Texas Equipment did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in such balance sheet.

             2.8 Tax Returns. Within the times and in the manner prescribed by law, Texas Equipment has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable except for those for which returns are not yet due. The provisions for taxes, if any, reflected in Exhibit 2.5 are adequate for the periods indicated. There are no present disputes as to taxes of any nature payable by Texas Equipment. In addition, there are no deficiencies, past or present, in any withholding, sales, or similar taxes which invoke fiduciary capacities. There are presently no offer and compromise agreements pertaining to work out arrangements, payouts or similar timed payments for state or federal employee withholding taxes, sales taxes, unemployment taxes, or other noncompliance with respect to withholding or tax liabilities.

             2.9 Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, Marinex and its legal counsel, accountants and representatives have met with Texas Equipment's accountants and representatives to discuss the financial condition of Texas Equipment. Texas Equipment has made available to Marinex all books and records of Texas Equipment and there are no separate books and records, undisclosed accounts, payments, or any transactions that are not in accordance with generally accepted accounting techniques or which violate the Foreign Corrupt Practices Act, or similar state or federal law. The Texas Equipment shareholders shall also prepare and sign standard due diligence and officer/director questionnaires, which all parties agree form a material basis for this Agreement.

             2.10  Patents, Trade Names and Rights.   To the best of its
        knowledge, Texas Equipment is not infringing upon or otherwise acting adversely to the right or claimed right of any person with respect to patents, trade names and rights.

             2.11 Compliance with Laws. Texas Equipment has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, and to the knowledge of the officers of The Texas Equipment, any applicable building, zoning or other law, ordinance or regulation) affecting its properties or the operation of its business.

             2.12 Litigation. Texas Equipment is not a defendant to any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of Texas Equipment, threatened against or affecting Texas Equipment which could have a materially adverse impact on Texas Equipment or its business, assets or financial condition. There have been no threats or demands, outside the ordinary course Texas Equipment, with respect to threatened litigation or other malfeasance or nonfeasance. Texas Equipment is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. Texas Equipment is not engaged in any material lawsuits to recover monies due it.

             2.13 Authority. The Board of Directors of Texas Equipment has authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and Texas Equipment has full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of Texas Equipment and is enforceable in accordance with its terms and conditions.

             2.14 Ability to Carry Out Obligations. The execution and delivery of this Agreement by Texas Equipment and the performance by Texas Equipment of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in
        (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, article of incorporation, bylaw, or other agreement or instrument to which Texas Equipment is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required; (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Texas Equipment; or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of Texas Equipment.

             2.15 Full Disclosure. None of the representations and warranties made by Texas Equipment herein or in any exhibit, certificate or memorandum furnished or to be furnished by Texas Equipment, or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

             2.16 Assets. Texas Equipment has good and marketable title to all of its properties, free and clear of all liens, claims and encumbrances, except as otherwise indicated in Exhibit 2.5. Texas Equipment presently has three retail farm equipment sales locations in Pecos, Plains and Seminole, Texas.

             2.17 Material Contracts; John Deere & Company. Texas Equipment has no material contracts other than distribution agreements with John Deere & Company. Texas Equipment is a distributor of farm machinery and equipment through John Deere & Company ("Deere"); has good relations with Deere and is in compliance and good standing with all material terms, conditions and agreements with Deere. Texas Equipment represents that Deere has been apprised of its intention to become acquired by a public company; to advance a business plan under which the present company seeks acquisitions of Deere distributors in the United States and abroad; and Texas Equipment has received verbal assurance from Deere to the effect that Deere has no objection to any of these activities. Nothing contained in this Agreement or the related Exhibits shall cause a default in any of the agreements with Deere.

             Texas Equipment also has agreements and relationships with area banks for a variety of routine services, including the financing of certain debt, all as shown on the financial statements and in the regular course of business. Although these relationships change from time to time, Texas Equipment has no reason to presently suspect or actual knowledge that any changes in those arrangements are forthcoming.

             2.18 Indemnification of Officers and Directors. The parties acknowledge and agree that prior to execution of this Agreement, each party had separately adopted resolutions and bylaws affording indemnification, to the fullest extent permitted by law, of all officers, directors, promoters, attorneys and other responsible persons, past or present. The parties hereby agree that each shall, to the fullest extent permitted by law, retain and maintain such indemnification provisions with respect to its officers and directors and that each party shall hereafter continuously maintain the fullest indemnification of officers and directors, past, present and future, as permitted by law, including officers and directors in Marinex - Nevada, Marinex - New York, and Texas Equipment and specifically Messrs. Braun and Platkin.

             2.19 Retention of Public Relations Firm. For at least two years from the date of acquisition, Marinex Nevada shall retain public relations personnel experienced in handling investor relations and related securities matters. This person or firm capacities may be, but need not be, the persons that have previously served in those capacities.

             2.20 Additional Warranties of Texas Equipment. Texas Equipment hereby represents and warrants that:

     (a) It is a corporation in good standing in its jurisdictions and has the authority to perform under this Agreement and Texas Equipment has the ability to obtain audited financial statements as required by Regulation S-X, with no material deviations from generally accepted accounting principles and that the financial statements shall have an unqualified opinion of its auditor;

     (b) It has not entered into the operation of any business, acquired any properties, entered into any leases or entered into any contracts which would materially affect its financial condition except as disclosed;

     (c) It has not executed a presently binding Letter of Intent, Acquisition Agreement, Merger Agreement, or similar agreement with any other company, firm, entity, or individual, nor has it entered into any finders, investment banking or similar corporate finance consulting contract;

     (d) The consummation of the transactions contemplated by this Agreement, including the closing thereupon, shall not cause a breach of any other contract or agreement.

     (e) It has furnished to Marinex full disclosure, has divulged true, accurate and complete information with respect to all items requested, is in compliance with applicable law, and is not a party defendant to any material litigation or governmental investigation;

                                 ARTICLE III


                   REPRESENTATIONS AND WARRANTIES OF MARINEX

             Marinex represents and warrants to Texas Equipment that:

             3.1 Organization. Marinex is a corporation duly organized, validly existing and in good standing under the laws of Nevada, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and has not been qualified to do business in any other state, including New York.

             3.2 Capital. The authorized capital stock of Marinex Multimedia Corporation, formerly known as Hard Funding, Inc., consists of 25,000,000 shares of common stock, par value $0.001 of which approximately 7,800,000 shares of common stock are currently issued and outstanding, of which 9,775 shares were sold to the public in the initial public offering pursuant to the Company's Public Offering, as filed with the Atlanta Regional Office of the Securities and Exchange Commission on a Form SB-2 Registration Statement.

             A total of 9,775 shares of voting common stock, as defined in the Prospectus, were sold pursuant thereto and an additional 340 shares were issued to the underwriter as a portion of the underwriting compensation. Hard Funding had an authorized capital consisting of 25,000,000 voting common shares, par value $.001 per share. Following the Hard Funding offering, 510,115 shares were issued and outstanding.

            On February 12, 1996, Hard Funding acquired Marinex through a process generally referred to as a "reverse merger." Hard Funding, with its 510,115 shares outstanding, caused 4,000,000 shares of its authorized but unissued shares to be issued to the shareholders of Marinex in exchange for all of the outstanding shares of Marinex.

            As a result of the combination, the Marinex New York shareholders obtained control of 89% of the outstanding voting shares of Hard Funding. Marinex became a wholly owned subsidiary of Hard Funding. To avoid confusion in the marketplace, Hard Funding then changed its name to Marinex Multimedia Corporation. All business operations and activities (other than those connected with the securities and corporate laws) are conducted through the New York subsidiary. All of the issued and outstanding shares are duly and validly issued, fully paid and nonassessable. There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements, commitments or obligations of Marinex to issue or to transfer from treasury any additional shares of its capital stock of any class, except as heretofore sold, transferred and reserved in connection with the public offering, the Exchange Agreement of February 12, 1996, the Regulation S offerings of February 12, 1996 and June, 1996, and private offerings exempt from registration.

             3.3 Subsidiaries. Marinex has one subsidiary, Marinex Multimedia Corporation, ("Marinex - New York") a corporation duly organized on January 6, 1995, validly existing and in good standing under the laws of New York. Marinex - New York has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

             Marinex - New York intends to continue to be engaged in the digital content business and related business endeavors in the United States and elsewhere.

             3.4 Directors and Officers. The names and titles of all directors and officers of Marinex as of the date of this Agreement are: Jonathan Braun, President and Secretary and Charles S. Platkin, President. The Company presently has two Directors, being Mr. Braun and Mr. Platkin. It is expected that Mr. Braun and Mr. Platkin will continue to serve as directors of Marinex - New York as set forth below.

             3.5 Financial Statements. The financial statements filed with Forms 10-KSB and 10-QSB have been prepared in accordance with generally accepted accounting principles and practices consistently followed by Marinex throughout the period indicated, and fairly present the financial position of Marinex as of the date of the balance sheet included in the financial statements and the results of operations for the period indicated. Marinex - Nevada shall be solely responsible for the preparation and filing of all required reports from the Closing date at the sole expense of Marinex - Nevada, although the officers of Marinex - New York will provide all reasonable assistance and documentation with respect to the portion of the filings pertaining to Marinex - New York.

             3.6 Updated Financial Statements. An unaudited financial statement for the period ending September 30, 1996 shall be prepared by the Company and shall be furnished to management in connection with preparation of the Company's Form 10-QSB for the period ending September 30, 1996 as soon as received.

             3.7 Absence of Undisclosed Liabilities. As of the date of the updated financial statements, Marinex - Nevada did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in such balance sheet.

             3.8 Tax Returns. Within the times and in the manner prescribed by law, Marinex has filed all federal, state and local tax returns required by law, and has paid all taxes, assessments, and penalties due and payable. The provision for taxes, if any, reflected in the updated financial statements, are adequate for the period indicated. There are no present disputes as to taxes of any nature payable by Marinex.

             3.9 Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, Texas Equipment and its legal counsel and accountants has had the opportunity to meet with Marinex's legal counsel and accountants to discuss the financial condition of Marinex. Marinex has made available to Texas Equipment all books and records of Marinex.

             3.10 Patents, Trade Names and Rights. To the best of its knowledge, Marinex is not infringing upon or otherwise acting adversely to the right or claimed right of any person with respect to any of the foregoing.

             3.11 Compliance with Laws. Marinex has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable building, zoning or other law, ordinance or regulation) affecting its properties or the operation of its business.

             3.12 Litigation. Marinex is not a party to any material suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of Marinex threatened against or affecting Marinex or its business, assets or financial condition. Marinex is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. Marinex is not engaged in any material lawsuits to recover monies due it.

             3.13 Authority. The Board of Directors of Marinex has authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and Marinex has full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of Marinex and is enforceable in accordance with its terms and conditions.

             3.14 Ability to Carry Out Obligations. The execution and delivery of this Agreement by Marinex and the performance by Marinex of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, article of incorporation, bylaw, or other agreement or instrument to which Marinex is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required; (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Marinex; or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of Marinex.

             3.15 Full Disclosure. None of the representations and warranties made by Marinex herein or in any exhibit, certificate or memorandum furnished or to be furnished by Marinex or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

             3.16 Assets. Marinex has good and marketable title to all of its property, free and clear of all liens, claims and encumbrances.

             3.17 Material Contracts. Marinex has no other undisclosed material contracts with any other party and no other agreement shall be breached by the entry of this Acquisition Agreement.

             3.18 Market for Company Stock. Marinex has been advised that from time to time up to six (6) NASD members have made markets in the Company's common stock pursuant to the Rules and regulations of the NASD. The Company's stock has been given the symbol "MRNX" and is trading from time to time on the NASD bulletin board. While the Company has no arrangements or understanding with any market maker to make or maintain any market, the Company has no knowledge of any intention to terminate making markets in the securities by any of its present market makers.

             3.19 Registration of Shares. The Company at its expense will register all of the presently held shares of Braun and Platkin, and the shares to be issued to Barkley (including shares underlying options) on or before February 12, 1997. If the shares are not registered pursuant to an effective registration statement by February 12, 1997, then the Company agrees to buy back 57,000 of the shares held by Mr. Braun and 57,000 of the shares held by Mr. Platkin on February 13, 1997. The price per share will be the greater of (a) $2.00 or (b) 50% of the lowest average published bid price for the 10 business days preceding the buy back. If the shares are not registered thereafter, a buy back of an equal amount at the same pricing formula will occur on the first business day of each quarter thereafter until

                  (a) all of the remaining shares are registered by an
             effective registration statement and freely tradable (except as to restrictions on affiliates); or

                  (b) The restrictive legend on the shares have been removed and the shares are eligible to be freely traded by Rule 144 or similar exemption from the registration requirements; or

                  (c) all shares have been purchased.

                  Notwithstanding, it is the intention of the parties that all shares will be registered (or otherwise freely tradable) at the soonest possible time and Marinex - Nevada will use its best efforts to effect such registration. Marinex - Nevada and its officers and directors will use their best efforts to effectuate the provisions of this paragraph 3.19. Time is of the essence.

             3.20 Additional Warranties of Marinex,

        Marinex hereby represents and warrants to Texas Equipment:

             (a) That the representations in its securities filings were materially true and accurate as of the filing date and management knows of no facts or circumstance which now renders any portion thereof materially false, nor which would require disclosure through press release, Form 8-K or otherwise;

             (b) It has not entered into the operation of any business, acquired any properties, entered into any leases or entered into any contracts which would materially affect its financial condition except as disclosed and all leases and contracts to the multimedia business, including the leased premises, are in the name of the Marinex - New York entity and are not co-signed or guaranteed by Marinex - Nevada;

             (c) It has not executed a presently binding Letter of Intent, Acquisition Agreement, Merger Agreement, or similar agreement with any other company, firm, entity, or individual;

             (d) The consummation of this transaction, including the execution of the Definitive Agreement, or closing thereupon, shall not cause a breach of any other contract or agreement.


                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF TEXAS EQUIPMENT
                                SHAREHOLDERS

             By execution of Exhibit 1.2 hereto, the Texas Equipment will represent, among other things, that:

             4.1 Share Ownership. The Texas Equipment shareholders hold the number of Texas Equipment Shares set forth in Exhibit 1.1A hereto.
        Such shares are owned of record and beneficially by each holder thereof and are not subject to any lien, encumbrances, hypothecation or pledge. Each Texas

        Equipment shareholder has the authority to exchange such shares pursuant to this Agreement.

             4.2 Investment Intent. Each Texas Equipment shareholder understands that the Marinex Shares are being offered for exchange in reliance upon the exemption provided in Section 4(2) of the Act for nonpublic offerings and that:

                 (a) The Marinex Shares are being acquired for the account of each Texas Equipment shareholder, for investment purposes only, and not with a view to, or for sale in connection with, any distribution thereof and with no present intention of distributing or reselling any part of the Marinex Shares;

                 (b) Each Texas Equipment shareholder will not dispose of the Marinex Shares or any portion thereof unless and until counsel for Marinex shall have determined that the intended disposition is permissible and does not violate the Act or any applicable state securities laws, or the rules and regulations thereunder;

                 (c) Marinex has made all documentation pertaining to all aspects of the Exchange Offer available to him and to his qualified representatives, if any, and has offered such person or persons any opportunity to discuss the Exchange Offer with the officers of Marinex;

                 (d) Each Texas Equipment shareholder has relied solely upon Marinex's Prospectus dated October 26, 1993, the filings with the SEC subsequent to that date and any independent investigations made by such shareholder or his representatives;

                 (e) Each Texas Equipment shareholder is knowledgeable and experienced in making and evaluating investments of this nature and desires to accept the Marinex Shares on the terms and conditions set forth;

                 (f) Each Texas Equipment shareholder is able to bear the economic risk of an investment in the Marinex Shares;

                 (g) Each Texas Equipment shareholder understands that an investment in the Marinex Shares is not liquid, and such shareholder has adequate means of providing for current needs and personal contingencies and has no need for liquidity in this investment;

                 (h) Each Texas Equipment shareholder agrees to abide by the terms of this Agreement, including the provisions hereof contained in
        Section 2 pertaining to the surrender of stock in the event that audited financial statements of Texas Equipment reveal a material variance from the 1995 unaudited figures submitted to Marinex and the similar provisions in the event that the 1996 projections of Texas Equipment prove materially overstated. Each Shareholder waives all rights to dissent, appraisal and suit as per paragraph 1.9 (d).

             4.3 Legend. Each Texas Equipment shareholder acknowledges that the certificates evidencing the Marinex Shares acquired pursuant to this Agreement will have a legend placed thereon stating that the Marinex Shares have not been registered under the Act or any state securities laws and setting forth or referring to the restrictions on transferability and sale of the Marinex Shares.


                                   ARTICLE V

                                   COVENANTS

             5.1 Investigative Rights. From the date of this Agreement until the Closing Date, each party shall provide to the other party, and such other party's counsel, accountants, auditors and other authorized representatives, full access during normal business hours and upon reasonable advance written notice to all of each party's properties, books, contracts, commitments and records for the purpose of examining the same. Each party shall furnish the other party with all information concerning each party's affairs as the other party may reasonably request.

             5.2 Conduct of Business. Prior to Closing, Marinex and Texas Equipment shall each conduct its business in the normal course and shall not sell, pledge or assign any assets without the prior written approval of the other party, except in the normal course of business. Neither party shall amend its Articles of Incorporation or Bylaws (except as may be described in this Agreement), declare dividends, redeem or sell stock or other securities, incur additional or newly-funded liabilities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the normal course of business.


                                   ARTICLE VI

                 CONDITIONS PRECEDENT TO MARINEX'S PERFORMANCE

             6.1 Conditions. Marinex's obligations hereunder shall be subject to the satisfaction at or before the Closing of all the conditions set forth in this Article VI. Marinex may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Marinex of any other condition of or any of Marinex's other rights or remedies, at law or in equity, if Texas Equipment shall be in default of any of its representations, warranties or covenants under this Agreement.

             6.2 Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by Texas Equipment in this Agreement or in any written statement that shall be delivered to Marinex by Texas Equipment under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

             6.3 Performance. Texas Equipment shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

             6.4 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against Texas Equipment on or before the Closing Date. The Company has no knowledge of any threatened litigation, claims or demands, except as disclosed in their unaudited financial statements.

             6.5 Officer's Certificate. Texas Equipment shall have delivered to Marinex a certificate dated the Closing Date and signed by the President of Texas Equipment certifying that each of the conditions specified in Sections 6.1 through 6.7 hereof have been fulfilled.

             6.6 Legal Opinion. Marinex shall have received an opinion of Michael H. Carper, Attorney at Law, substantially in the form attached hereto as Exhibit 6.6, dated as of the Closing Date.

             6.7 Auditor's Opinion. Marinex shall have received an opinion of Killman, Murrell & Company, CPAs, to the effect that the books and records of Texas Equipment are auditable in form and substance as required by Regulation S-X within the time permitted by law.

                                  ARTICLE VII

             CONDITIONS PRECEDENT TO TEXAS EQUIPMENT 'S PERFORMANCE

             7.1 Conditions. Texas Equipment's obligations hereunder shall be subject to the satisfaction at or before the Closing of all the conditions set forth in this Article VII. Texas Equipment may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Texas Equipment of any other condition of or any of Texas Equipment other rights or remedies, at law or in equity, if Marinex shall be in default of any of its representations, warranties or covenants under this Agreement.

             7.2 Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by Marinex in this Agreement or in any written statement that shall be delivered to Texas Equipment by Marinex under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

             7.3 Performance. Marinex shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

             7.4 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against Marinex on or before the Closing Date.

             7.5 Current Status. Marinex shall have prepared and filed with the Securities and Exchange Commission all periodic reports required to be filed prior to the closing date by Section 13 or 15(d), or otherwise required under the Securities Exchange Act of 1934, as amended.

             7.6 Directors of Marinex. Effective on Closing, Marinex shall have fixed the size of its Board of Directors of not less than three nor more than nine directors. The Texas Equipment shareholders agree, for a period of two years hereafter, to vote in favor of designees of Mr. Charles Platkin and Mr. Jonathan Braun for 1/3 of the available Board seats. For a period of two years hereafter, Mr. Charles Platkin and Mr. Jonathan Braun agree to vote in favor of designees of Texas Equipment for 2/3 of the available Board seats. Each of the present directors of Marinex shall have submitted his resignation as a director of Marinex effective on the Closing Date and shall be reappointed, if at all, in accordance with the above.

             7.7 Officers of Marinex. Effective on the Closing Date, Marinex shall elect new officers of Marinex to consist of, at least, the following persons:


                 Paul Condit            Chief Executive Officer

                 John  Condit           Secretary

             7.8 Assets of Marinex. On the Closing Date, the assets of Marinex are expected to include, net of all current liabilities, at least $1,850,000 in cash; and no shall be no unpaid liabilities except in the ordinary course of business.

             7.9 Officer's Certificate. Marinex shall have delivered to Texas Equipment a certificate dated the Closing Date and signed by the President of Marinex certifying that each of the conditions specified in Sections 7.1 through 7.8 hereof have been fulfilled.

             7.10 Legal Opinion. Texas Equipment shall have received an opinion of Charles Barkley, Attorney at Law, substantially in the form attached hereto as Exhibit 7.10, dated as of the Closing Date.


                                  ARTICLE VIII

                                    CLOSING

             8.1 Closing. The closing this transaction shall be held at the offices of Marinex Communications, The Soho Building, Suite 800, 110 Greene Street, New York, NY 10012 or such other place as shall be mutually agreed upon, at any mutually agreeable time prior to September 13, 1996. At the closing:

                 (a) Texas Equipment shall deliver to Marinex copies of
        Exhibit 1.2 executed by all of its shareholders together with certificates or stock powers representing all of the outstanding Texas Equipment Shares duly endorsed to Marinex;

                 (b) Marinex shall deliver to each Texas Equipment shareholder certificates representing the number of Marinex Shares for which the Texas Equipment Shares have been exchanged, pursuant to the share computations set forth in Exhibit 1.1A hereto;

                 (c) Marinex shall deliver (i) an officer's certificate dated the Closing Date, that all representations, warranties, covenants and conditions set forth in this Agreement on behalf of Marinex are true and correct as of, or have been fully performed and complied with by, the Closing Date and (ii) the legal opinion of its counsel as set forth in Exhibit 7.10;

                 (d) Marinex shall deliver a signed consent and/or Minutes of the Meetings of the Board of Directors and Shareholders of Marinex approving this Agreement and each matter to be approved by the directors of Marinex under this Agreement;

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



                 (e) Texas Equipment shall deliver (i) an officer's certificate dated the Closing Date, that all representations, warranties, covenants and conditions set forth in this Agreement on behalf of Texas Equipment are true and correct as of, or have been fully performed and complied with by, the Closing Date and (ii) the legal opinion of its counsel; and

                 (f) Texas Equipment shall deliver a signed consent and/or minutes of the directors of Texas Equipment approving this Agreement and each matter to be approved by the directors of Texas Equipment under this Agreement.


                                   ARTICLE IX

                                 MISCELLANEOUS

             9.1 Captions and Headings. The article and paragraph headings throughout this Agreement are for convenience and reference only and shall not define, limit or add to the meaning of any provision of this Agreement.

             9.2 No Oral Change. This Agreement and any provision hereof may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any such waiver, change, modification or discharge is sought.

             9.3 Non-Waiver. The failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions. No waiver by any party of one breach by another party shall be construed as a waiver with respect to any other subsequent breach.

             9.4 Time of Essence. Time is of the essence of this Agreement and of each and every provision.

             9.5 Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto and supersedes all prior agreements and understandings.

             9.6 Choice of Law. This Agreement and its application shall be governed by the laws of the State of Nevada.


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


             9.7 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             9.8 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

                          Marinex Multimedia Corporation
                          Attention: Charles Platkin
                          110 Greene Street, Suite 800
                          New York, NY 10012

                          Texas Equipment Co., Inc.
                          Attention: Mr. Paul Condit
                          Texas Equipment, Inc.
                          1305 Hobbs Highway
                          Seminole, TX  79360

             9.9 Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

             9.10 Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

             9.11 Brokers. The parties hereto represent that no broker has brought about this Agreement, and no finder's fee has been paid or is payable by Marinex except as to legal and investment banking fees to Charles Barkley or his designees. Each party hereto shall indemnify and hold the other harmless against any and all claims, losses, liabilities or expenses which may be asserted against it as a result of its dealings, arrangements or agreements with any other such broker.

             9.12 Announcements. The parties will consult and cooperate with each other as to the timing and content of any public announcements regarding this Agreement.


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


             9.13 Expenses. Each party will pay its own legal, accounting and other out of pocket expenses incurred in connection with this Agreement, whether or not this Agreement is consummated.

             9.14 Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the parties set forth in this Agreement or in any instrument, certificate, opinion or other writing providing for in it, shall survive the Closing.

             9.15 Exhibits. As of the execution hereof, the parties have provided each other with the exhibits described herein. Any material changes to the exhibits shall be immediately disclosed to the other party.

             AGREED AND ACCEPTED as of the date first above written.


                                   MARINEX MULTIMEDIA CORPORATION,
                                   A NEVADA CORPORATION


                                   By:
                                      -------------------------------------
                                          Charles S. Platkin President



        ATTEST:



        ---------------------------
        Jonathan Braun
        Corporate Secretary

                                   TEXAS EQUIPMENT CO., INC.




                                   BY:
                                      ----------------------------------

        ATTEST:


        ---------------------------
        Corporate Secretary
        [corporate seal]

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